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                     January 31, 2024

       Shoshana Shendelman
       President and Chief Executive Officer
       Applied Therapeutics Inc.
       545 Fifth Avenue, Suite 1400
       New York, NY 10017

                                                        Re: Applied
Therapeutics Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 23,
2023
                                                            File number
001-38898

       Dear Shoshana Shendelman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences